                                                                    EXHIBIT 99.5

                        [LOGO OF SMARTERKIDS.COM, INC.]

                             SMARTERKIDS.COM, INC.
                               15 Crawford Street
                          Needham, Massachusetts 02494

           Notice of Special Meeting of SmarterKids.com Stockholders
                                 , 2001 at 10:00 a.m.

To the stockholders of SmarterKids.com, Inc.:

   Notice is hereby given that a special meeting of stockholders of
SmarterKids.com, Inc. will be held on       , 2001 at 10:00 a.m., local time,
at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, High Street Tower, 22nd Floor, Boston, Massachusetts for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt the Contribution Agreement and Plan of Reorganization and Merger by and among Earlychildhood, SmarterKids.com, LearningStar and S-E Educational Merger Corp. pursuant to which, among other things, the combination of SmarterKids.com and Earlychildhood will be effected by:

     . the contribution to LearningStar by the holders of all of Earlychildhood's outstanding membership interests of their entire ownership interest in Earlychildhood such that Earlychildhood will become a wholly-owned subsidiary of LearningStar, and the holders of Earlychildhood membership interests and options therefor will be entitled to receive an aggregate of 46,388,575 shares of LearningStar common stock; and

     . the merger of S-E Educational Merger Corp. with and into SmarterKids.com such that SmarterKids.com will become a wholly-owned subsidiary of LearningStar and each issued and outstanding share of SmarterKids.com common stock will be converted into the right to receive one share of LearningStar common stock.

  2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

   The SmarterKids.com board of directors has unanimously determined that the combination of SmarterKids.com and Earlychildhood is advisable and in the best interests of its stockholders. The SmarterKids.com board of directors has unanimously approved the combination agreement and the combination and unanimously recommends that you vote FOR approval and adoption of the combination agreement and the transactions contemplated thereby. We have described the proposed combination in more detail in the attached proxy statement-prospectus, which you should read in its entirety before voting. A copy of the combination agreement is attached as Annex A to the proxy statement-prospectus.

   Only holders of record of SmarterKids.com common stock at the close of
business on       , 2001, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. On the record date there were outstanding shares of SmarterKids.com common stock.

   SmarterKids.com is a Delaware corporation. Under Delaware law, the affirmative vote of a majority of the shares of SmarterKids.com common stock outstanding on the record date is required to approve and adopt the combination agreement and the transactions contemplated thereby. Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If you do not vote, it will have the effect of a vote against approval and adoption of the combination agreement and the transactions contemplated thereby. If your shares are held in an account at a brokerage firm or bank, you must instruct it how to vote your shares. If you do not instruct your broker or bank on how to vote, it will have the same effect as voting against approval and adoption of the combination agreement and the transactions contemplated thereby.

                                          By order of the Board of Directors
                                           of SmarterKids.com, Inc.

                                          David Blohm
                                          Corporate Secretary

Needham, Massachusetts
      , 2001